EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2023 RESULTS

●	Total contract drilling revenues were $649 million, compared to $606 million in the fourth quarter of 2022 (total adjusted contract drilling revenues of $667 million, compared to $625 million in the fourth quarter of 2022);
●	Revenue efficiency(1) was 97.8%, compared to 98.0% in the prior quarter;
●	Operating and maintenance expense was $409 million, compared to $423 million in the prior period;
●	Net loss attributable to controlling interest was $465 million, $0.64 per diluted share, compared to $350 million, $0.48 per diluted share, in the fourth quarter of 2022;
●	Adjusted EBITDA was $217 million, compared to $140 million in the prior quarter; and
●	Contract backlog was $8.6 billion as of the April 2023 Fleet Status Report.

STEINHAUSEN, Switzerland—May 1, 2023—Transocean Ltd. (NYSE: RIG) today reported a net loss attributable to controlling interest of $465 million, $0.64 per diluted share, for the three months ended March 31, 2023.

First quarter results included net unfavorable items of $190 million, or $0.26 per diluted share as follows:

●	$169 million, $0.23 per diluted share, loss on disposal of assets; and
●	$32 million, $0.04 per diluted share, loss on retirement of debt.

These unfavorable items were partially offset by:

●	$11 million, $0.01 per diluted share, discrete tax items.

After consideration of these net unfavorable items, first quarter 2023 adjusted net loss was $275 million, $0.38 per diluted share.

Contract drilling revenues for the three months ended March 31, 2023, increased sequentially by $43 million to $649 million, primarily due to increased activity for rigs that returned to work after being idle in the fourth quarter and increased dayrate for two rigs, partially offset by two fewer calendar days in the first quarter.

Contract intangible amortization represented a non-cash revenue reduction of $18 million. This compares with $19 million in the prior period.

Operating and maintenance expense was $409 million, compared with $423 million in the prior quarter. The sequential decrease was primarily due to lower in-service maintenance costs across our fleet.

General and administrative expense was $45 million, down from $55 million in the fourth quarter of 2022. The decrease was primarily due to legal, professional fees and advisory fees.

Interest expense, net of amounts capitalized, was $249 million, compared with $263 million in the prior quarter. Interest expense included a non-cash loss of $133 million, compared with $157 million in the prior quarter, associated with the fair value adjustment of the bifurcated exchange feature embedded in our exchangeable bonds issued in September of 2022. Interest income was $19 million, compared with $12 million in the previous quarter.

The Effective Tax Rate(2) was (12.3)%, down from (11.0)% in the prior quarter. The decrease was primarily due to the recording of deferred taxes related to rig operations and releases of uncertain tax positions in the fourth quarter of 2022. The Effective Tax Rate excluding discrete items was (29.0)% compared to (12.6)% in the previous quarter.

Net cash flows used in operating activities were $47 million, compared to net cash provided by operating activities of $178 million in the prior quarter. The first quarter net cash used in operating activities increased sequentially primarily due to reduced collections from customers, increased payments to employees and the timing of interest payments.

First quarter 2023 capital expenditures of $81 million, compared to $409 million in the prior quarter, were primarily related to the cash component of the final milestone payment for the delivery of Deepwater Titan in December 2022.

“The Transocean team delivered an outstanding quarter of safe, reliable and efficient operations, with an adjusted EBITDA margin of 33% on adjusted revenues of $667 million.” said Chief Executive Officer, Jeremy Thigpen. “The strong performance is the result of excellent revenue efficiency of nearly 98 percent and exemplifies our commitment to operational excellence.”

Thigpen continued, “Additionally, the contracts we secured during the quarter, which were predominantly for our harsh environment fleet, complement the wave of ultra-deepwater fixtures we announced over the last several quarters, providing further evidence of a broad, sustained upcycle.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and operates the highest specification floating offshore drilling fleet in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 37 mobile offshore drilling units, consisting of 27 ultra-deepwater floaters and 10 harsh environment floaters. In addition, Transocean is constructing one ultra-deepwater drillship and holds a noncontrolling ownership interest in a company that is constructing one ultra-deepwater drillship.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Tuesday, May 2, 2023, to discuss the results. To participate, dial +1 785-424-1634 and refer to conference code 761543 approximately 15 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on Tuesday, May 2, 2023. The replay, which will be archived for approximately 30 days, can be accessed at +1 402-220-4940, passcode 761543. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the success of our business following prior acquisitions, the effects of the spread of and mitigation efforts by governments, businesses and individuals related to contagious illnesses, such as COVID-19, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2022, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)	Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations. See the accompanying schedule entitled “Revenue Efficiency.”

(2)	Effective Tax Rate is defined as income tax expense or benefit divided by income or loss before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contact:

Alison Johnson

+1 713-232-7214

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2023	2022

Contract drilling revenues	$649	$586

Costs and expenses
Operating and maintenance	409	412
Depreciation and amortization	182	183
General and administrative	45	42
	636	637

Gain (loss) on disposal of assets, net	(170)	1
Operating loss	(157)	(50)

Other income (expense), net
Interest income	19	2
Interest expense, net of amounts capitalized	(249)	(102)
Loss on retirement of debt	(32)	—
Other, net	5	1
	(257)	(99)
Loss before income tax expense	(414)	(149)
Income tax expense	51	26

Net loss	(465)	(175)
Net income attributable to noncontrolling interest	—	—
Net loss attributable to controlling interest	$(465)	$(175)

Loss per share, basic and diluted	$(0.64)	$(0.26)
Weighted-average shares, basic and diluted	728	664

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2023	2022

Assets
Cash and cash equivalents	$747	$683
Accounts receivable, net of allowance of $2 at March 31, 2023 and December 31, 2022	499	485
Materials and supplies, net of allowance of $201 and $199 at March 31, 2023 and December 31, 2022, respectively	390	388
Restricted cash and cash equivalents	208	308
Other current assets	187	144
Total current assets	2,031	2,008

Property and equipment	23,996	24,217
Less accumulated depreciation	(6,876)	(6,748)
Property and equipment, net	17,120	17,469
Contract intangible assets	38	56
Deferred tax assets, net	17	13
Other assets	988	890
Total assets	$20,194	$20,436

Liabilities and equity
Accounts payable	$246	$281
Accrued income taxes	28	19
Debt due within one year	283	719
Other current liabilities	496	539
Total current liabilities	1,053	1,558

Long-term debt	7,342	6,628
Deferred tax liabilities, net	533	493
Other long-term liabilities	941	965
Total long-term liabilities	8,816	8,086

Commitments and contingencies

Shares, CHF 0.10 par value, 905,094,091 authorized, 142,362,093 conditionally authorized, 797,245,335 issued and 731,847,899 outstanding at March 31, 2023, and 905,093,509 authorized, 142,362,675 conditionally
authorized, 797,244,753 issued and 721,888,427 outstanding at December 31, 2022	72	71
Additional paid-in capital	13,992	13,984
Accumulated deficit	(3,544)	(3,079)
Accumulated other comprehensive loss	(196)	(185)
Total controlling interest shareholders’ equity	10,324	10,791
Noncontrolling interest	1	1
Total equity	10,325	10,792
Total liabilities and equity	$20,194	$20,436

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(465)	$(175)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	18	29
Depreciation and amortization	182	183
Share-based compensation expense	9	7
(Gain) loss on disposal of assets, net	170	(1)
Fair value adjustment to bifurcated compound exchange feature	133	—
Loss on retirement of debt	32	—
Deferred income tax expense	36	23
Other, net	27	21
Changes in deferred revenues, net	6	(11)
Changes in deferred costs, net	(24)	(4)
Changes in other operating assets and liabilities, net	(171)	(73)
Net cash used in operating activities	(47)	(1)

Cash flows from investing activities
Capital expenditures	(81)	(106)
Investments in equity of unconsolidated affiliates	(10)	(15)
Proceeds from disposal of assets, net	1	1
Net cash used in investing activities	(90)	(120)

Cash flows from financing activities
Repayments of debt	(1,564)	(165)
Proceeds from issuance of debt, net of issue costs	1,665	—
Proceeds from issuance of shares, net of issue costs	—	103
Other, net	—	(3)
Net cash provided by (used in) financing activities	101	(65)

Net decrease in unrestricted and restricted cash and cash equivalents	(36)	(186)
Unrestricted and restricted cash and cash equivalents, beginning of period	991	1,412
Unrestricted and restricted cash and cash equivalents, end of period	$955	$1,226

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	March 31,	December 31	March 31,
Contract Drilling Revenues (in millions)	2023	2022	2022
Contract drilling revenues
Ultra-deepwater floaters	$484	$434	$390
Harsh environment floaters	165	172	196
Total contract drilling revenues	$649	$606	$586

	Three months ended
	March 31,	December 31	March 31,
Average Daily Revenue (1)	2023	2022	2022
Ultra-deepwater floaters	$360,000	$344,800	$305,600
Harsh environment floaters	376,000	357,900	399,100
Total fleet average daily revenue	$364,100	$348,600	$334,500

	Three months ended
	March 31,	December 31	March 31,
Utilization (2)	2023	2022	2022
Ultra-deepwater floaters	52.5%	47.9%	49.8%
Harsh environment floaters	50.1%	53.5%	60.3%
Total fleet average rig utilization	51.9%	49.4%	52.7%

	Three months ended
	March 31,	December 31	March 31,
Revenue Efficiency (3)	2023	2022	2022
Ultra-deepwater floaters	97.4%	97.8%	94.9%
Harsh environment floaters	98.7%	98.4%	95.0%
Total fleet average revenue efficiency	97.8%	98.0%	94.9%

(1) Average daily revenue is defined as operating revenues, excluding revenues for contract terminations, reimbursements and contract intangible amortization, earned per operating day. An operating day is defined as a day for which a rig is contracted to earn a dayrate during the firm contract period after operations commence.

(2) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(in millions, except per share data)

YTD
03/31/23
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(465)
Loss on disposal of assets, net	169
Loss on retirement of debt	32
Discrete tax items	(11)
Net loss, as adjusted	$(275)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.64)
Loss on disposal of assets, net	0.23
Loss on retirement of debt	0.04
Discrete tax items	(0.01)
Diluted loss per share, as adjusted	$(0.38)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/22	12/31/22	09/30/22	09/30/22	06/30/22	06/30/22	03/31/22
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(621)	$(350)	$(271)	$(28)	$(243)	$(68)	$(175)
Gain on retirement of debt	(8)	(1)	(7)	(7)	—	—	—
Discrete tax items	(19)	(5)	(14)	(6)	(8)	—	(8)
Net loss, as adjusted	$(648)	$(356)	$(292)	$(41)	$(251)	$(68)	$(183)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.89)	$(0.48)	$(0.39)	$(0.04)	$(0.36)	$(0.10)	$(0.26)
Gain on retirement of debt	(0.01)	—	(0.01)	(0.01)	—	—	—
Discrete tax items	(0.03)	(0.01)	(0.02)	(0.01)	(0.01)	—	(0.02)
Diluted loss per share, as adjusted	$(0.93)	$(0.49)	$(0.42)	$(0.06)	$(0.37)	$(0.10)	$(0.28)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(in millions, except percentages)

YTD
03/31/23

Contract drilling revenues	$649
Contract intangible asset amortization	18
Adjusted Contract Drilling Revenues	$667

Net loss	$(465)
Interest expense, net of interest income	230
Income tax expense	51
Depreciation and amortization	182
Contract intangible asset amortization	18
EBITDA	16

Loss on disposal of assets, net	169
Loss on retirement of debt	32
Adjusted EBITDA	$217

Loss margin	(71.6)%
EBITDA margin	2.4%
Adjusted EBITDA margin	32.5%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/22	12/31/22	09/30/22	09/30/22	06/30/22	06/30/22	03/31/22

Contract drilling revenues	$2,575	$606	$1,969	$691	$1,278	$692	$586
Contract intangible asset amortization	117	19	98	39	59	30	29
Adjusted Contract Drilling Revenues	$2,692	$625	$2,067	$730	$1,337	$722	$615

Net loss	$(621)	$(350)	$(271)	$(28)	$(243)	$(68)	$(175)
Interest expense, net of interest income	534	251	283	87	196	96	100
Income tax expense (benefit)	59	35	24	(5)	29	3	26
Depreciation and amortization	735	186	549	182	367	184	183
Contract intangible asset amortization	117	19	98	39	59	30	29
EBITDA	824	141	683	275	408	245	163

Gain on retirement of debt	(8)	(1)	(7)	(7)	—	—	—
Adjusted EBITDA	$816	$140	$676	$268	$408	$245	$163

Loss margin	(24.1)%	(57.8)%	(13.8)%	(4.1)%	(19.0)%	(9.8)%	(29.9)%
EBITDA margin	30.6%	22.7%	33.0%	37.6%	30.5%	33.9%	26.5%
Adjusted EBITDA margin	30.3%	22.4%	32.7%	36.7%	30.5%	33.9%	26.5%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(in millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2023	2022	2022

Loss before income taxes	$(414)	$(315)	$(149)
Loss on disposal of assets, net	169	—	—
(Gain) loss on retirement of debt	32	(1)	—
Adjusted loss before income taxes	$(213)	$(316)	$(149)

Income tax expense	$51	$35	$26
Loss on disposal of assets, net	—	—	—
(Gain) loss on retirement of debt	—	—	—
Changes in estimates (1)	11	5	8
Adjusted income tax expense	$62	$40	$34

Effective Tax Rate (2)	(12.3)%	(11.0)%	(17.6)%

Effective Tax Rate, excluding discrete items (3)	(29.0)%	(12.6)%	(22.8)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities, or become aware of changes in laws and other events that have an effect on our (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) Our effective tax rate is calculated as income tax expense or benefit divided by income or loss before income taxes.

(3) Our effective tax rate, excluding discrete items, is calculated as income tax expense or benefit, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income or loss before income taxes, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.